Exhibit 23.1

                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Optimal Group Inc. (the "Company")

We consent to incorporation by reference in the post-effective, amended registration statement (No. 333-65530) S-8/A of the Company, filed on April 30, 2004, of our report dated April 30, 2004, relating to the consolidated balance sheets of the Company as of December 31, 2003 and 2002 and the related consolidated statements of operations, deficit and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of the Company.


/s/ KPMG LLP

Chartered Accountants

April 30, 2004
Montreal, Canada